LandStar Inc.  8-K

Item 5:

In a press release dated January 8, 2001, titled "Acquisition of Polytek, Rubber Recovery, New Management Members", LandStar, Inc.
(the "Company") announced three items:

The Company had acquired substantially all of the outstanding shares of Polytek Rubber & Recycling, Inc. (Polytek) which includes all Polytek subsidiaries. Polytek, a Delaware corporation established in 1996, operates rubber recycling facilities in Queen Creek, Arizona, Bristow, Oklahoma, Chambersburg, Pennsylvania and Flat Rock, Michigan. Polytek has annual revenues of $17,000,000 and is the largest producer of crumb rubber in the world. The Company will retrofit the Polytek facilities to enhance production, quality control and product mix. This capital expenditure program is estimated at $5,000,000 and will commence early this year.

The Company also announced that it has entered into an agreement to acquire the crumb rubber assets of Rubber Recovery, Ltd. (Rubber Recovery).
 Rubber Recovery has a large volume, long-term crumb rubber supply contract with a major consumer products manufacturer. The Company is renegotiating the supply contract to accommodate the capacities available through the Polytek acquisition. This agreement includes the assumption of a transportation contract with very favorable terms to the Company. The value of the above contracts approximates $48,000,000.

Lastly, the Company announced the completion of its senior management team with the additions of Michael F. Jones as Corporate Vice President and Chief Financial Officer and Steve Martin as Corporate Vice President of Finance. Mr. Jones will be responsible for internal and external financial reporting, financial systems development and management and cost accounting. Mr. Martin will focus on corporate finance and investment banking. With the addition of these individuals, Michael Pinch will step down as the interim Chief Financial Officer and will serve the Company in a controllership capacity.